News Release

FOR IMMEDIATE RELEASE

Contact Information:
Tom Gelston	Kurt Goddard
Vice President, Investor Relations	Senior Manager, Investor Relations
Phone: 203-222-5943	Phone: 203-222-6160
Email: thomas.gelston@terex.com	Email: kurt.goddard@terex.com

TEREX ANNOUNCES FOURTH QUARTER AND FULL YEAR 2009 RESULTS
AND PROVIDES 2010 UPDATE

WESTPORT, CT, February 17, 2010 -- Terex Corporation (NYSE: TEX) today announced a net loss from continuing operations for the fourth quarter of 2009 of $114.8 million, or $1.06 per share, compared to a net loss of $452.3 million, or $4.78 per share, for the fourth quarter of 2008.  Net sales were $1,058.0 million in the fourth quarter of 2009, a decrease of 36.1% from $1,656.1 million in the fourth quarter of 2008.  Net sales decreased approximately 41% from the comparable prior year period when adjusting for the translation effect of foreign currency exchange rate changes.  Results exclude the Mining and Load King trailer businesses, which are classified as Discontinued Operations in our financial statements.  During the fourth quarter of 2009, the Company incurred pre-tax charges of approximately $27 million associated with restructuring programs and a continued reduction in production levels.  Goodwill impairment charges recorded during the fourth quarter of 2008 reduced net income in that quarter by $4.84 per share.  All per share amounts are on a fully diluted basis.  All results are for continuing operations only, unless specifically stated otherwise.

For the full year 2009, the Company reported a net loss of $450.7 million, or $4.39 per share, compared to a net loss of $74.0 million, or $0.74 per share, for the full year 2008.  Charges primarily related to adjustment of the Company’s production levels, resulted in after-tax charges of approximately $100.6 million and $28.8 million for the full year 2009 and 2008, respectively, reducing earnings per share by $0.98 and $0.29 in those years.  Goodwill impairment charges recorded during 2008 reduced net income in that year by $4.60 per share.  Net sales were $4.04 billion in 2009, a decrease of 51.8% from $8.39 billion in 2008.  The translation effect of foreign currency exchange rate changes accounted for approximately 3% of the decrease in net sales and acquisitions contributed approximately 2% of the increase in net sales.

“We just completed one of the most challenging years ever for our industry and our Company.  We weathered the storm and have made many changes along the way,” commented Ron DeFeo, Terex Chairman and Chief Executive Officer.  “And while we continue to face very low levels of demand in many of our end markets, the Company is beginning to recover operationally, and our strategic transformation has started with the sale of our Mining business to Bucyrus International.  We had a net sales decline from continuing operations of 52% in 2009 compared to 2008.  When net sales declines this rapidly, the profitability falls even more quickly, as pricing actions, inventory valuations, bad debt, and restructuring costs all add up.  This is why we chose to manage the Company for cash in 2009, as well as quickly putting in place cost reduction programs to resize the organization's cost structure to the current demand environment.  We are glad that we took this path, even though at times it was painful.”

“However, we are proud of our accomplishments during the year,” continued Mr. DeFeo.  “First, we secured our balance sheet, renegotiated covenants with our bank lending group and increased our liquidity to approximately $1.5 billion through our sales of equity and debt at mid-year.  Secondly, our strategic transformation, which we started with the acquisition of our Port Equipment business at a fair purchase price and with the financial support of the existing creditors of this business, continues with the sale of our Mining business to Bucyrus International for $1.3 billion.  Finally, we realized approximately $538 million in cash from inventory reductions from our continuing operations.”

“The 2010 outlook remains challenging for Terex, but we believe that our performance will improve during the year.  We have begun the process of changing our focus from cash management to growth.  We see relative stability in our end markets and believe we need to capture market share in order to grow.  To do this, we will introduce several new products across a range of our businesses and complete new factories in India and China that will support our business later in 2010 and beyond.  We expect to continue to incur operating losses in the first half of 2010, and expect to return to operational profitability in the second half of the year.  Additionally, we anticipate that our income from operations in the fourth quarter of 2010 will more than offset our interest expense for that period.  As the 2010 year develops, we will make choices on the appropriate use of our liquidity, allocating our resources between internal investments, acquisitions and debt payment depending on the relative value and timing of the options being considered.  Given the challenging environment for our industry and our Company, we believe that we are in a good position to capitalize on future growth and profit opportunities.”

“The fourth quarter of 2009 ended with the Company trending back into equilibrium between production and end market demand,” commented Tom Riordan, Terex President and Chief Operating Officer.  “For the 18 month period that began in mid 2008, net sales were on an unpredictable path downward, with cost reductions, pricing adjustments and other actions underway to rebalance operations.  Until mid 2008, the Company had grown at an astounding average of over 25% per year for nearly 12 years, with a substantial amount of this growth being organic.  And in the last fiscal year we saw our net sales drop approximately 52%.  Operationally, we lowered our costs by approximately $1.0 billion on a run rate basis, which, while not sufficient to offset our revenue decline, is critical to positioning us for the current year.  Manufacturing expense, which was down 51% from the June 2008 levels when excluding restructuring charges, was reduced faster than SG&A costs.  We decided not to reduce our SG&A costs at the same pace as this change, choosing instead to continue investing in longer term initiatives and engineering.  We believe our investments in developing markets, supply chain and information management initiatives are critical for 2011 and 2012 performance.  It is also expensive to take such costs out, only to add them back later when business rebounds.”

“During 2009 we produced less than end market demand, as evidenced by our significant inventory reduction, which contributed to increased underabsorption in our factories,” continued Mr. Riordan.  “Producing to end-market demand in 2010 will contribute almost $200 million to operating profit improvement.  We do not expect our businesses to show signs of growth until later in the year.  We expect that Materials Processing (MP) will begin to see improvement first and compact construction will follow, starting in North America.  Aerial Work Platforms (AWP) will likely remain at current levels for most of the year and pick up in early 2011.  Cranes should start to experience moderate growth in the back half of the year, including the Port Equipment business.  We also expect meaningful cost reduction contributions from our supply chain initiatives.”

“We recognize that the sale of the Mining business makes our short term hurdles even higher.  That said, we believe the changes we made in 2009 position the Company well for the future.  Our operational attention has shifted from a focus primarily on cash generation in 2009 to growth and profit generation in 2010, as our markets have stabilized, albeit at low levels,” concluded Mr. Riordan.

Mr. DeFeo added, “Given current market conditions, it is still difficult to project 2010 performance with any reasonable degree of certainty.  However, we are planning for a flat to slightly improved demand environment in most of our product categories, with the exception of our large crane business where we expect to see some softening in 2010.  Generally, our backlog has stabilized, and our order inquiry rate has picked up.  Based on what we see today, our current outlook for net sales in 2010 is approximately $5.0 billion, an increase of roughly 24% from 2009.  The translation effect of foreign currency exchange rate changes is expected to contribute approximately one quarter of this improvement, however recent currency exchange rate volatility makes this difficult to predict.  The inclusion of the Port Equipment business for the full fiscal year will account for approximately one third of this growth.  In terms of operating earnings, our expectation is for 2010 to result in substantially break-even performance from continuing operations.  This would result in a net loss of approximately $1.00 per share for the year, excluding any impact from restructuring or unusual items.”

Highlights for the Fourth Quarter of 2009

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures.  These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies.  Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses.  Certain financial measures are shown in italics the first time referenced and are described in a Glossary at the end of this press release.  Additionally, all results below are shown for Continuing Operations.

Net Sales:  Net sales were $1,058.0 million in the fourth quarter of 2009, a decrease of $598.1 million, or 36.1%, from $1,656.1 million in the fourth quarter of 2008.  Each of the Company’s segments experienced lower net sales due to continued global economic uncertainty that has caused customers to remain cautious in their capital equipment spending.

(Loss)/Income from Operations and Operating Margin:  Loss from operations was $89.6 million in the fourth quarter of 2009, as compared to income from operations of $7.1 million, excluding the impact of a goodwill impairment charge of $459.9 million in the fourth quarter of 2008.  The fourth quarter of 2009 operating margin was negative 8.5%, versus no operating margin during the fourth quarter of 2008.  Lower total net sales negatively impacted profitability by approximately $197 million.  Costs, primarily related to reductions in production levels and restructuring charges, negatively impacted profitability by approximately $4 million.  Offsetting these negative results was a reduction in SG&A and other costs of approximately $93 million.  The translation effect of foreign currency exchange rate changes and improvement in manufacturing absorption versus the prior year also favorably influenced results.

Interest and Other Income/Expense:  Higher debt levels resulting from the Company’s capital markets activity executed in the second quarter of 2009 combined with acquisition-related debt incurred in the Port Equipment purchase completed in late July increased interest expense for the fourth quarter of 2009 by $12 million compared to the prior year period.  Interest income decreased by approximately $2 million compared to the prior year period due to lower interest rates.  Other expense decreased for the fourth quarter of 2009 by approximately $6 million compared to the prior year period, due primarily to foreign currency translation gains in the current quarter.

Taxes:  The effective tax rate for the fourth quarter of 2009 was 11.0%, compared to the effective tax rate of 6.9% for the fourth quarter of 2008.  The increase in the tax rate in the fourth quarter of 2009 compared to the fourth quarter of 2008 was principally due to the non-deductibility of the 2008 goodwill impairment charge partially offset by 2009 changes in the provision for uncertain tax positions.

Capital Structure:  The Company’s liquidity at December 31, 2009 totaled $1,452.3 million, comprising cash balances of $971.2 million and borrowing availability under the Company’s revolving credit facility of $481.1 million.  The cash balance of $971.2 million includes $41.7 million of cash that is accounted for in discontinued operations, as the sale of these businesses does not include the cash.  Liquidity at December 31, 2009 decreased by $51.6 million as compared to September 30, 2009 levels of $1,503.9 million, reflecting the impact of operating losses incurred during the quarter and the discontinuance of accounts receivable discounting, partially offset by inventory reductions.

Phil Widman, Terex Senior Vice President and Chief Financial Officer, commented, “Our focus on cash management has provided excellent liquidity during this period of end market uncertainty, but at a short term cost, as returns on cash are well below our borrowing cost.  As we emerge from this period of uncertainty, we expect to redeploy cash by investing in developing markets, internal improvement initiatives, acquisitions that will generate higher returns, or reducing debt to lower our interest expense.”

“We have made significant progress on generating cash from our operations, with $538 million created from inventory reduction in continuing operations in 2009, and an additional reduction of approximately $138 million from discontinued operations as we exceeded our full year target of $500 million.  Overall inventory levels are appropriate as we head into 2010,” continued Mr. Widman.  “We are active in managing our credit exposures, and are working with our customers in several markets that remain challenged.”

Return on Invested Capital (ROIC) was a negative 9.6% for the trailing twelve months ended December 31, 2009, reflecting the operating losses incurred during the period.  Cash flow from continuing operations in 2009 was a use of $69 million, as working capital reductions of $430 million did not fully offset by the net loss from continuing operations in the period.  For the comparable period in 2008, cash flow from operations was $151 million.  Debt, less cash and cash equivalents, increased $25.5 million in the fourth quarter of 2009, compared to the third quarter of 2009, to $995.2 million.  This results in a ratio of Debt, less cash and cash equivalents, to Total Capitalization of 37.6% at the end of the fourth quarter of 2009, versus 34.8% at the end of the third quarter of 2009.

Working capital:  Working Capital as a percent of Trailing Three Month Annualized Net Sales was 35.2% at December 31, 2009, as compared to 26.4% at December 31, 2008, mainly due to the general discontinuation of our accounts receivable discounting programs, less accounts payable as our material inputs were cut for inventory reduction purposes, as well as the inclusion of the Port Equipment business acquisition.

Backlog:  Backlog for orders deliverable during the next twelve months was $1,300.4 million at December 31, 2009, a decrease of 46% from December 31, 2008, but basically unchanged from September 30, 2009.  The AWP, Construction and MP segments experienced modest growth in backlog as compared to levels at September 30, 2009, although off a low base.  The Cranes segment backlog declined modestly as compared to levels at September 30, 2009.  Consistent with recent quarters, the majority of our backlog is comprised of orders in the Cranes segment.

Fourth Quarter Segment Performance Review

Aerial Work Platforms:  Net sales for the AWP segment for the fourth quarter of 2009 decreased $189.6 million, or 48.1%, to $204.8 million versus the fourth quarter of 2008.  Excluding the translation effect of foreign currency exchange rate changes, net sales decreased approximately 50%.  Rental customers in the North American and European markets continued to age and reduce their fleets, deferring the purchase of new products.

An operating loss of $32.6 million was incurred during the fourth quarter of 2009 as compared to an operating loss of $4.5 million incurred during the fourth quarter of 2008, excluding the impact of a goodwill impairment charge of $42.8 million taken in the fourth quarter of 2008.  The negative impact on profitability from lower net sales when compared with the prior year period was approximately $60 million; however, the favorable impact of lower material costs combined with prior cost reduction actions partially offset this.  Lower material costs and other cost reductions favorably impacted cost of sales during the fourth quarter of 2009 by approximately $34 million as compared to the fourth quarter of 2008.  Cost control efforts resulted in lower SG&A by $16 million as compared to the fourth quarter of 2008.  Transactional foreign exchange losses negatively impacted results by approximately $23 million.

Construction:  Net sales for the Construction segment for the fourth quarter of 2009 decreased $162.8 million, or 41.0%, to $234.1 million versus the fourth quarter of 2008.  Excluding the translation effect of foreign currency exchange rate changes, net sales decreased approximately 45%.  Demand for construction equipment continued to be weak as commercial construction remained slow in North America and Western Europe.  As existing commercial construction projects are completed, credit constraints and the global economic slowdown are preventing new projects from commencing in any significant scale.  Residential construction also remained weak.

An operating loss of $59.8 million was incurred during the fourth quarter of 2009 as compared to an operating loss of $63.0 million, excluding the impact of a goodwill impairment charge of $417.1 million, during the fourth quarter of 2008.  Lower net sales compared to the prior year period negatively impacted profitability by approximately $40 million.  Other costs in the fourth quarter of 2009 were reduced by approximately $33 million versus the same period in 2008, including the favorable impact of lower material costs of approximately $5 million, and favorable foreign exchange transaction gains of approximately $9 million.  Additionally, charges for inventory incurred during the fourth quarter of 2008 did not recur during the fourth quarter of 2009.  Reduced SG&A spending of $12 million also favorably impacted the year over year performance.

Cranes:  Net sales for the Cranes segment for the fourth quarter of 2009 decreased $187.8 million, or 25.2%, to $557.2 million versus the fourth quarter of 2008.  Excluding the translation effect of foreign currency exchange rate changes of approximately $50 million and acquisition related net sales during the fourth quarter of 2009 of approximately $53 million, net sales decreased approximately 39% versus the prior year period.  Customers continued to purchase high capacity crawler and all-terrain cranes during the fourth quarter of 2009, driven by global infrastructure and power projects.  Lower capacity crane demand deteriorated in the fourth quarter of 2009 compared to the prior year period, as sales of tower cranes, rough terrain cranes and lower capacity all-terrain cranes were impacted as commercial construction continued to soften.

An operating profit of $22.9 million was generated during the fourth quarter of 2009, a decrease of $74.5 million when compared with the operating profit of $97.4 million generated during the fourth quarter of 2008.  Operating margin decreased to 4.1% as compared to 13.1% in the fourth quarter of 2008.  Lower net sales negatively impacted profitability by approximately $71 million during the fourth quarter of 2009 compared to the fourth quarter of 2008.  Slower production rates and reduced schedules for certain product lines, including tower and rough terrain cranes, resulted in an increase of $17 million in underabsorption as compared to the fourth quarter of 2008.  Other cost reductions of $11 million were mainly driven by lower material costs, particularly high tensile steel used for crane booms.

Materials Processing:  Net sales for the MP segment for the fourth quarter of 2009 decreased $53.5 million, or 39.1%, to $83.2 million versus the fourth quarter of 2008.  Excluding the translation effect of foreign currency exchange rate changes, net sales decreased approximately 40%.  Demand for materials processing equipment continued to display signs of stability, although at much lower levels than in 2008.

During the fourth quarter of 2009, an operating loss of $8.5 million was incurred, representing a slight improvement over the operating loss of $8.6 million incurred during the fourth quarter of 2008.  The reduction in net sales negatively impacted profitability by approximately $27 million when compared with the prior year period.  Despite the substantial decrease in net sales, prior cost reduction actions kept the operating loss essentially flat year over year, including lower material costs of $7 million and reduced SG&A costs of $7 million.  Transactional foreign exchange losses also favorably impacted results by approximately $8 million.

Corporate and Other / Eliminations:  The loss from operations of $11.6 million decreased $2.6 million compared to the prior year period, reflecting the continued focus on cost control.  Cost control actions included salary and benefit cuts, headcount reductions and lower consulting fees.  Management charge allocations to the segments were also reduced as compared to the fourth quarter of 2008.

Segment Backlog
AWP segment backlog decreased 8.0% as compared to December 31, 2008, while increasing 13.1% as compared to September 30, 2009, reflecting a modest degree of ordering that occurred during the fourth quarter of 2009.  Demand remains weak due to continuing economic uncertainty, as customers are waiting to order equipment until needed.

Construction segment backlog decreased 55.6% versus the comparable prior year period, but increased 9.6% as compared to September 30, 2009.  Order intake remains soft as customers are only purchasing equipment when they are ready to put it immediately to work, rather than planning orders in advance, as was common practice in early 2008.

Cranes segment backlog decreased 49.7% compared to December 31, 2008 levels, and decreased 4.4% as compared to September 30, 2009 levels.  Excluding the impact of the Port Equipment business acquisition during the third quarter of 2009, backlog decreased approximately 60% as compared to December 31, 2008 levels and approximately 24% as compared to September 30, 2009 levels.  The majority of backlog is composed of high capacity crawler cranes and high capacity all-terrain cranes, as well as port equipment.  Demand for smaller capacity cranes continues to remain weak.

MP segment backlog increased 38.0% versus December 31, 2008, and increased 49.2% as compared to September 30, 2009.  Materials Processing demand continues to be soft, although some year end orders were received that favorably impacted the level of backlog.  Material processing equipment is distributed through an independent dealer network that sells and services the equipment and also offers rental options.  Replacement of some dealer rental equipment is helping to drive current demand.

The Glossary contains further details regarding backlog.

Forward Looking Statement

This press release contains forward-looking information based on the current expectations of Terex Corporation.  Because forward-looking statements involve risks and uncertainties, actual results could differ materially.  Such risks and uncertainties, many of which are beyond the control of Terex, include among others: Our business is cyclical and weak general economic conditions affect the sales of our products and financial results; our ability to access the capital markets to raise funds and provide liquidity; our business is sensitive to fluctuations in government spending; our business is very competitive and is affected by our cost structure, pricing, product initiatives and actions taken by competitors; a material disruption to one of our significant facilities; our retention of key management personnel; the financial condition of suppliers and customers, and their continued access to capital; our ability to obtain parts and components from suppliers on a timely basis at competitive prices; our ability to timely manufacture and deliver products to customers; the need to comply with restrictive covenants contained in our debt agreements; our business is global and subject to changes in exchange rates between currencies, as well as international politics, particularly in developing markets; the effects of changes in laws and regulations; possible work stoppages and other labor matters; compliance with applicable environmental laws and regulations; litigation and product liability claims and other liabilities; an investigation by the Department of Justice; our implementation of a global enterprise system and its performance; and other factors, risks and uncertainties that are more specifically set forth in our public filings with the Securities and Exchange Commission.  Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors.  The forward-looking statements speak only as of the date of this release.  Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer operating in four business segments: Aerial Work Platforms, Construction, Cranes, and Materials Processing.  Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, shipping, transportation, refining, energy and utility industries.  Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services.  Terex uses its website to make information available to its investors and the market at www.terex.com.

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(in millions, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net sales	$1,058.0	$1,656.1	$4,043.1	$8,387.0
Cost of goods sold	(966.1)	(1,433.7)	(3,768.2)	(6,815.9)
Gross profit	91.9	222.4	274.9	1,571.1
Selling, general and administrative expenses	(181.5)	(215.3)	(734.8)	(936.7)
Goodwill impairment	---	(459.9)	---	(459.9)
(Loss) income from operations	(89.6)	(452.8)	(459.9)	174.5
Other income (expense)
Interest income	1.7	3.4	4.9	21.0
Interest expense	(38.4)	(26.7)	(119.4)	(102.5)
Loss on early extinguishment of debt	---	---	(3.3)	---
Amortization of debt issuance costs	(1.5)	(0.8)	(5.0)	(3.2)
Other income (expense) – net	(1.9)	(7.5)	1.0	(1.0)
(Loss) income from continuing operations before income taxes	(129.7)	(484.4)	(581.7)	88.8
Benefit from (provision for) income taxes	14.3	33.4	132.1	(159.0)
Loss from continuing operations	(115.4)	(451.0)	(449.6)	(70.2)
(Loss) income from discontinued operations – net of tax	(15.4)	30.8	64.9	145.9
Loss on disposition of discontinued operations – net of tax	(12.6)	---	(12.6)	---
Net (loss) income	(143.4)	(420.2)	(397.3)	75.7
Less: Net loss (income) attributable to noncontrolling interest	0.6	(1.3)	(1.1)	(3.8)
Net (loss) income attributable to Terex Corporation	$(142.8)	$(421.5)	$(398.4)	$71.9
Amounts attributable to Terex Corporation common stockholders:
Loss from continuing operations	(114.8)	(452.3)	(450.7)	(74.0)
(Loss) income from discontinued operations – net of tax	(15.4)	30.8	64.9	145.9
Loss on disposition of discontinued operations – net of tax	(12.6)	---	(12.6)	---
Net (loss) income	$(142.8)	$(421.5)	$(398.4)	$71.9
Basic (Loss) Earnings Per Share Attributable to Terex Corporation Common Stockholders
Loss from continuing operations	$(1.06)	$(4.78)	$(4.39)	$(0.75)
(Loss) income from discontinued operations	(0.14)	0.32	0.63	1.48
Loss on disposition of discontinued operations	(0.12)	---	(0.12)	---
Net (loss) income	$(1.32)	$(4.46)	$(3.88)	$0.73
Diluted (Loss) Earnings Per Share Attributable to Terex Corporation Common Stockholders
Loss from continuing operations	$(1.06)	$(4.78)	$(4.39)	$(0.74)
(Loss) income from discontinued operations	(0.14)	0.32	0.63	1.46
Loss on disposition of discontinued operations	(0.12)	---	(0.12)	---
Net (loss) income	$(1.32)	$(4.46)	$(3.88)	$0.72
Weighted average number of shares outstanding in per share calculation
Basic	108.2	94.6	102.6	98.1
Diluted	108.2	94.6	102.6	99.7

TEREX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(unaudited)
(in millions, except par value)
	December 31, 2009	December 31, 2008
Assets
Current assets
Cash and cash equivalents	$929.5	$450.4
Trade receivables (net of allowance of $61.1 and $58.4 as of December 31, 2009 and December 31, 2008, respectively)	610.0	804.1
Inventories	1,418.5	1,733.8
Deferred taxes	120.5	107.5
Other current assets	208.3	170.6
Current assets – discontinued operations	627.8	774.5
Total current assets	3,914.6	4,040.9

Long-term assets
Property, plant and equipment - net	629.9	435.0
Goodwill	511.1	386.3
Deferred taxes	153.4	69.4
Other assets	331.9	337.2
Long-term assets – discontinued operations	172.9	176.6
Total assets	$5,713.8	$5,445.4

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable and current portion of long-term debt	$73.7	$39.1
Trade accounts payable	540.9	789.1
Accrued compensation and benefits	135.5	146.7
Accrued warranties and product liability	112.9	118.9
Customer advances	132.0	45.0
Other current liabilities	342.9	315.5
Current liabilities – discontinued operations	216.8	370.3
Total current liabilities	1,554.7	1,824.6
Non-current liabilities
Long-term debt, less current portion	1,892.7	1,396.4
Retirement plans and other	571.3	457.3
Non-current liabilities – discontinued operations	20.7	23.2
Total liabilities	4,039.4	3,701.5
Commitments and contingencies
Stockholders’ equity
Common stock, $.01 par value – authorized 300.0 shares; issued 120.4 and 107.1 shares at December 31, 2009 and December 31, 2008, respectively	1.2	1.1
Additional paid-in capital	1,253.5	1,046.2
Retained earnings	958.2	1,356.6
Accumulated other comprehensive income (loss)	36.0	(82.3)
Less cost of shares of common stock in treasury – 13.1 shares at December 31, 2009 and December 31, 2008	(598.7)	(599.9)
Total Terex Corporation stockholders’ equity	1,650.2	1,721.7
Noncontrolling interest	24.2	22.2
Total equity	1,674.4	1,743.9
Total liabilities and stockholders’ equity	$5,713.8	$5,445.4

TEREX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited) (in millions)

	Twelve Months Ended December 31,
	2009	2008
Operating Activities of Continuing Operations
Net (loss) income	$(397.3)	$75.7
Adjustments to reconcile net (loss) income to cash (used in) provided by operating activities:
Income from discontinued operations	(64.9)	(145.9)
Loss on disposition of discontinued operations	12.6	---
Depreciation	73.6	66.9
Amortization	23.2	17.4
Deferred taxes	(151.6)	(5.2)
Loss on early extinguishment of debt	3.3	---
Gain on sale of assets	(1.8)	(1.9)
Asset impairment	5.4	459.9
Stock-based compensation expense	31.8	58.2
Excess tax benefit from stock-based compensation	---	(8.9)
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	321.0	184.4
Inventories	537.7	(270.7)
Trade accounts payable	(428.8)	(198.3)
Accrued compensation and benefits	(53.4)	(46.3)
Income taxes payable	3.9	(2.5)
Accrued warranties and product liability	(30.5)	13.6
Customer advances	23.0	(50.2)
Other	24.2	4.8
Net cash (used in) provided by operating activities of continuing operations	(68.6)	151.0
Investing Activities of Continuing Operations
Acquisition of businesses, net of cash acquired	(9.8)	(481.5)
Capital expenditures	(51.4)	(106.1)
Proceeds from sale of assets	6.1	20.6
Net cash used in investing activities of continuing operations	(55.1)	(567.0)
Financing Activities of Continuing Operations
Principal repayments of long-term debt	(130.5)	---
Proceeds from issuance of long-term debt	620.6	---
Proceeds from issuance of common stock	156.3	---
Payment of debt issuance costs	(17.2)	---
Excess tax benefit from stock-based compensation	---	8.9
Net borrowings (repayments) under revolving line of credit agreements	(60.8)	36.7
Share repurchases	---	(395.5)
Proceeds from stock options exercised	0.6	2.5
Redemption of noncontrolling interest	(1.7)	---
Distributions to noncontrolling interest	(7.1)	(2.6)
Other	(1.4)	(1.2)
Net cash provided by (used in) financing activities of continuing operations	558.8	(351.2)
Cash Flows From Discontinued Operations
Net cash provided by operating activities of discontinued operations	30.9	35.3
Net cash used in investing activities of discontinued operations	(6.0)	(12.3)
Net cash used in financing activities of discontinued operations	(0.2)	(0.6)
Net cash provided by discontinued operations	24.7	22.4
Effect of Exchange Rate Changes on Cash and Cash Equivalents	27.0	(43.2)
Net Increase (Decrease) in Cash and Cash Equivalents	486.8	(788.0)
Cash and Cash Equivalents at Beginning of Period	484.4	1,272.4
Cash and Cash Equivalents at End of Period	$971.2	$484.4

TEREX CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS DISCLOSURE
 (unaudited)
(in millions)

	Fourth Quarter				Year-to-Date
	2009		2008		2009		2008
		% of		% of		% of		% of
		Net Sales		Net Sales		Net Sales		Net Sales
Consolidated
Net sales	$1,058.0		$1,656.1		$4,043.1		$8,387.0
Gross profit	$91.9	8.7%	$222.4	13.4%	$274.9	6.8%	$1,571.1	18.7%
SG&A	181.5	17.2%	215.3	13.0%	734.8	18.2%	936.7	11.2%
Goodwill Impairment	0.0	0.0%	459.9	27.8%	0.0	0.0%	459.9	5.5%
(Loss) income from operations	$(89.6)	(8.5%)	$(452.8)	(27.3%)	$(459.9)	(11.4%)	$174.5	2.1%

AWP
Net sales	$204.8		$394.4		$838.1		$2,386.9
Gross profit	$3.0	1.5%	$55.6	14.1%	$14.8	1.8%	$514.4	21.6%
SG&A	35.6	17.4%	60.1	15.2%	168.8	20.1%	256.2	10.7%
Goodwill Impairment	0.0	0.0%	42.8	10.9%	0.0	0.0%	42.8	1.8%
(Loss) income from operations	$(32.6)	(15.9%)	$(47.3)	(12.0%)	$(154.0)	(18.4%)	$215.4	9.0%

Construction
Net sales	$234.1		$396.9		$951.9		$2,123.5
Gross profit	$(10.1)	(4.3%)	$0.7	0.2%	$(70.2)	(7.4%)	$215.5	10.1%
SG&A	49.7	21.2%	63.7	16.0%	212.7	22.3%	274.7	12.9%
Goodwill Impairment	0.0	0.0%	417.1	105.1%	0.0	0.0%	417.1	19.6%
Loss from operations	$(59.8)	(25.5%)	$(480.1)	(121.0%)	$(282.9)	(29.7%)	$(476.3)	(22.4%)

Cranes
Net sales	$557.2		$745.0		$1,964.2		$2,964.6
Gross profit	$90.4	16.2%	$155.9	20.9%	$309.7	15.8%	$632.5	21.3%
SG&A	67.5	12.1%	58.5	7.9%	229.3	11.7%	239.6	8.1%
Income from operations	$22.9	4.1%	$97.4	13.1%	$80.4	4.1%	$392.9	13.3%

MP
Net sales	$83.2		$136.7		$353.6		$987.9
Gross profit	$6.5	7.8%	$9.6	7.0%	$14.8	4.2%	$202.7	20.5%
SG&A	15.0	18.0%	18.2	13.3%	64.1	18.1%	92.6	9.4%
(Loss) income from operations	$(8.5)	(10.2%)	$(8.6)	(6.3%)	$(49.3)	(13.9%)	$110.1	11.1%

Corporate/Eliminations
Net sales	$(21.3)		$(16.9)		$(64.7)		$(75.9)
Gross profit	$2.1	(9.9%)	$0.6	(3.6%)	$5.8	(9.0%)	$6.0	(7.9%)
SG&A	13.7	(64.3%)	14.8	(87.6%)	59.9	(92.6%)	73.6	(97.0%)
Loss from operations	$(11.6)	54.5%	$(14.2)	84.0%	$(54.1)	83.6%	$(67.6)	89.1%

GLOSSARY

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors.  These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies.  In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.  Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses.  Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars, and are as of or for the period ended December 31, 2009, unless otherwise indicated.

Adjusted Net Operating Profit After Tax (NOPAT) is calculated by multiplying Income from operations, as adjusted, by a figure equal to one minus the adjusted effective tax rate of the Company.  The adjusted effective tax rate is equal to the (Provision for)/benefit from Income taxes divided by (Loss)/Income before income taxes as adjusted for the respective quarter.

Backlog is defined as firm orders that are expected to be filled within one year.  The disclosure of backlog aids in the analysis of the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand.  The backlog of the various Terex businesses is not necessarily indicative of sales to be recognized in a specified future period.

	Dec 31, 2009	Dec 31, 2008	% change	Sept 30, 2009	% change

Consolidated Backlog	$1,300.4	$2,400.5	(45.8%)	$1,297.7	0.2%

AWP	$156.7	$170.3	(8.0%)	$138.6	13.1%

Construction	$111.1	$250.0	(55.6%)	$101.4	9.6%

Cranes	$974.1	$1,937.8	(49.7%)	$1,018.5	(4.4%)

MP	$58.5	$42.4	38.0%	$39.2	49.2%

Days Payable Outstanding is calculated by dividing Trade accounts payable by the product of the trailing three months Cost of goods sold multiplied by four, which ratio is multiplied by 365 days.

Days Payable Outstanding
	Dec 31, 2009	Sept 30, 2009
Trade Accounts Payable	$540.9	$528.2
Cost of sales for the three months ended	$966.1	$918.8
	x 4	x 4
Annualized cost of sales	$3,864.4	$3,675.2

Quotient	0.1400	0.1437
	X 365 days	x 365 days
Days Payable Outstanding	51 days	52 days

Days Sales Outstanding is calculated by dividing Trade receivables by the trailing three months Net sales multiplied by four, which ratio is multiplied by 365 days.

Days Sales Outstanding
	Dec 31, 2009	Sept 30, 2009
Trade Accounts Receivable	$610.0	$551.0
Net sales for the three months ended	$1,058.0	$983.0
	x 4	x 4
Annualized net sales	$4,232.0	$3,932.0

Quotient	0.1441	0.1401
	x 365 days	x 365 days
Days Sales Outstanding	53 days	51 days

Debt is calculated using the Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion.  It is a measure that aids in the evaluation of the Company’s financial condition.

Long term debt, less current portion	$1,892.7
Notes payable and current portion of long-term debt	73.7
Debt	$1,966.4

EBITDA is defined as earnings, before interest, taxes, depreciation and amortization.  The Company calculates this by adding the amount of depreciation and amortization expenses that have been deducted from income from operations back into income from operations to arrive at EBITDA.  Depreciation and amortization amounts reported in the Consolidated Statement of Cash Flows include amortization of debt issuance costs that are recorded in Other income (expense) - net and, therefore, are not included in EBITDA.  Terex believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex’s ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three months ended Dec 31,		Twelve months ended Dec 31,
	2009	2008	2009	2008
(Loss) income from operations	$(89.6)	$(452.8)	$(459.9)	$174.5
Depreciation	22.6	16.8	73.6	66.9
Amortization	7.2	4.5	23.2	17.4
Bank fee amortization not included in (Loss) income from operations	(1.5)	(0.8)	(5.0)	(3.2)
EBITDA	$(61.3)	$(432.3)	$(368.1)	$255.6

Gross Margin is defined as the ratio of Gross Profit to Net Sales.

Operating Margin is defined as the ratio of (Loss)/Income from Operations to Net Sales.

Return on Invested Capital, or ROIC, is calculated by Terex by dividing the sum of the last four quarters’ Adjusted Net Operating Profit After Tax (as defined above) by the average of the sum of Total Terex Corporation stockholders’ equity as adjusted plus Debt (as defined above) less Cash and cash equivalents for the last five quarters ended Consolidated Balance Sheets.  ROIC is calculated by using the last four quarters’ Adjusted NOPAT, as this represents the most recent twelve month period at any given point of determination.  In order for the denominator of the ROIC ratio to properly match the operational period reflected in the numerator, Terex includes the average of five quarters ending balance sheet amounts so that the denominator includes the average of the opening through ending balances (on a quarterly basis) over the same time period as the numerator (four quarters of average invested capital).

Terex management and the Board of Directors use ROIC as one of the primary measures to assess operational performance, including in connection with certain compensation programs.  Terex utilizes ROIC as a unifying metric because our management believes that it measures how effectively we invest our capital and provides a better measure to compare ourselves to peer companies to assist in assessing how we drive operational improvement.  ROIC measures return on the full enterprise-wide amount of capital invested in our business, as opposed to another metric such as return on Terex Corporation stockholders’ equity that only incorporates book equity, and is thus a more accurate and descriptive measure of our performance.  Terex also believes that adding Debt less Cash and cash equivalents to Total Terex Corporation stockholders’ equity provides a better comparison across similar businesses regarding total capitalization, and that ROIC highlights the level of value creation as a percentage of capital invested.

See reconciliation of adjusted amounts below on table following ROIC table.  Amounts are as of and for the three months ended for the periods referenced in the table below.  We believe that earnings from discontinued operations, as well as the net assets from discontinued operations, should be included in this calculation because it captures the financial returns on our capital allocation decisions for the measured period in question.  The quarters prior to December 2009 are consistent with previously reported numbers.

	Dec 09	Sept 09	June 09	Mar 09	Dec 08
Provision for (Benefit from) income taxes as adjusted	$21.8	$(24.5)	$(30.8)	$(24.0)
Divided by: Income before income taxes as adjusted	(121.6)	(126.9)	(108.5)	(98.5)
Adjusted effective tax rate	-17.9%	19.3%	28.4%	24.4%

Loss from operations as adjusted	(62.6)	(94.5)	(85.7)	(72.5)
Multiplied by: 1 minus adjusted effective tax rate	117.9%	80.7%	71.6%	75.6%
Adjusted net operating loss after tax	$(73.8)	$(76.3)	$(61.4)	$(54.8)

Debt (as defined above)	$1,966.4	$2,002.9	$1,736.6	$1,482.8	$1,435.8
Less: Cash and cash equivalents	(971.2)	(1,033.2)	(938.5)	(344.3)	(484.4)
Debt less Cash and cash equivalents	$995.2	$969.7	$798.1	$1,138.5	$951.4

Total Terex Corporation stockholders’ equity as adjusted	$1,650.2	$1,819.5	$1,860.2	$1,569.8	$2,181.2

Debt less Cash and cash equivalents plus Total Terex Corporation stockholders’ equity as adjusted (Total capitalization)	$2,645.4	$2,789.2	$2,658.3	$2,708.3	$3,132.6

Adjusted NOPAT (4 qtrs)	$(266.3)
Avg Net Debt plus Equity (5 qtr ends)	$2,786.8

ROIC	(9.6)%

Note: Total stockholders’ equity has been adjusted in the table above to eliminate the goodwill impairment recorded in the fourth quarter of 2008.

Reconciliation of the December 2009 column (above) of ROIC, as of and for the three months ended December 31, 2009, and as of December 31, 2008.

Reconciliation of Loss before Income Taxes:	Three months ended 12/31/09
Loss from continuing operations before income taxes	$(129.7)
Income before income taxes from discontinued operations	27.6
Loss before income taxes for disposition of discontinued operations	(19.5)
Loss before income taxes as adjusted	$(121.6)

Reconciliation of loss from operations:	Three months ended 12/31/09
Loss from operations as reported	$(89.6)
Loss from operations from discontinued operations	27.0
Loss from operations as adjusted	$(62.6)

Reconciliation of Benefit from Income Taxes:	Three months ended 12/31/09
Benefit from Income Taxes from continuing operations as reported	$(14.3)
Provision for Income Taxes for discontinued operations	36.1
Provision for Income Taxes as adjusted	$21.8

Reconciliation of Cash and Cash Equivalents	12/31/09
Cash and Cash Equivalents as reported	$929.5
Cash and Cash Equivalents in discontinued operations	41.7
Cash and Cash Equivalents including discontinued operations	$971.2

12/31/08
Total Terex Corporation stockholders' equity as reported	$1,721.7
Less: Net loss as reported	(421.5)
Add: Net income as adjusted	38.0
Total Terex Corporation stockholders' equity as adjusted	$2,181.2

Total Capitalization is a measure that aids in the evaluation of the Company’s balance sheet.  It is an integral component of certain financial metrics that are often used to evaluate the Company’s valuation, liquidity and overall health.  Total capitalization as of December 31, 2009 is defined as the sum of:

·	Total Terex Corporation stockholders’ equity; and
·	Debt (as defined above);
·	Less: Cash and cash equivalents.

Total Terex Corporation stockholders' equity	$1,650.2
Debt (as defined above)	1,966.4
Less: Cash and cash equivalents	(971.2)
Total Capitalization	$2,645.4

Trailing Three Month Annualized Net Sales is calculated using the net sales for the quarter multiplied by four.

Fourth Quarter Net Sales	$1,058.0
x	4
Trailing Three Month Annualized Net Sales	$4,232.0

Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable.  The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.  As of December 31, 2009, working capital was:

Inventories	$1,418.5
Trade Receivables, net	610.0
Less: Trade Accounts Payable	(540.9)
Total Working Capital	$1,487.6

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com